FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: November 10, 2016

MAXIMUS Reports Fourth Quarter and Full Year Results for Fiscal Year 2016

- Establishes Guidance for Fiscal Year 2017 -

(RESTON, Va. - November 10, 2016) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three months and year ended September 30, 2016.

Highlights for the fourth quarter and fiscal year 2016 include:

•	Fourth quarter revenue growth of 8% to a record $623.1 million and GAAP diluted earnings per share growth of 45% to $0.77

•	Fiscal year 2016 revenue growth of 14.5% to a record $2.4 billion and GAAP diluted earnings per share growth of 14% to a record $2.69

•	Cash and cash equivalents that totaled $66.2 million at September 30, 2016

•	Signed year-to-date contract awards of $2.1 billion, new contracts pending of $150 million, and a record sales pipeline of $4.3 billion at September 30, 2016

For the fourth quarter of fiscal year 2016, revenue increased 8% (10% on a constant currency basis) to
$623.1 million, compared to $578.7 million reported for the same period last year. The increase in revenue was driven by organic growth of 9% and acquired growth of 1%, which were partially offset by a 2% decline related to unfavorable foreign currency translation. For the fourth quarter of fiscal 2016, net income attributable to MAXIMUS totaled $50.7 million, or $0.77 of diluted earnings per share, which was better than expected due to favorability in the Company's appeals and assessments business. This compares to diluted earnings per share of $0.53 for the fourth quarter of fiscal 2015.

Revenue for fiscal year 2016 increased 14.5% (17% on a constant currency basis) to $2.4 billion, compared to $2.1 billion reported for fiscal 2015. The increase in revenue was driven by organic growth of 9% and acquired growth of 8%, which was partially offset by a 2% decline from unfavorable foreign currency translation. For fiscal year 2016, net income attributable to MAXIMUS totaled $178.4 million, or $2.69 of diluted earnings per share, which included a net benefit of $0.03 that was comprised of a $0.06 gain on the sale of the K-12 Education business, $0.01 of acquisition-related expenses, and $0.02 of cost related to a legal matter.

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Health Services Segment
Health Services Segment revenue for the fourth quarter of fiscal 2016 increased 16% (19% on a constant currency basis) to $342.1 million, compared to $296.2 million reported for the same period last year. Operating income for the fourth quarter of fiscal 2016 totaled $50.9 million (14.9% operating margin), compared to $30.5 million (10.3% operating margin) for the same period last year.

For the full fiscal year, Health Services Segment revenue increased 17% (20% on a constant currency basis) to $1.3 billion, compared to $1.1 billion for the same period last year. Fiscal 2016 operating income totaled $185.0 million (14.3% operating margin), compared to operating income of $154.3 million (13.9% operating margin) for fiscal 2015.

The increases in revenue for the fourth quarter and the full fiscal year were driven by new work, the expansion of existing contracts and, to a lesser extent, the acquisition of Ascend. Growth for both the quarter and the full year was partially offset by unfavorable currency translation. Operating margin expansion in the fourth quarter of fiscal 2016 compared to the same period last year was principally due to improvements on the Health Assessment Advisory Service contract in the United Kingdom. In addition, operating margin for fiscal 2016 benefited from solid revenue growth that outpaced growth in the administrative cost base.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the fourth quarter of fiscal 2016 decreased 5% to $146.7 million, compared to $154.3 million reported for the same period last year, principally due to lower volumes on a large health care contract. Operating income for the fourth quarter totaled $18.6 million (12.7% operating margin), compared to $20.9 million (13.5% operating margin) for the same period last year.

For the full fiscal year, U.S. Federal Services Segment revenue increased 18% to $591.7 million, compared to $502.5 million for the same period last year. The revenue growth was driven by the acquisition of Acentia, which was partially offset by organic revenue declines of $15 million, net. This included $49 million tied to the expected closure of a customer contact center for the Federal Marketplace under the Affordable Care Act. Fiscal 2016 operating income totaled $63.4 million (10.7% operating margin), compared to operating income of $59.4 million (11.8% operating margin) for fiscal 2015.

Operating margins for the fourth quarter and the full fiscal year were lower compared to the same periods in fiscal 2015, principally due to contracts acquired as part of the Acentia acquisition that are predominantly cost reimbursable or time and materials. These types of contracts are lower risk and, therefore, carry a lower margin. As part of the segment’s long-term growth initiatives, MAXIMUS has made further investments in business development, as well as incurred additional operating expenses in support of its IT infrastructure refresh, which have increased our SG&A expense, particularly within this segment.

Human Services Segment
Human Services Segment revenue for the fourth quarter of fiscal 2016 increased 5% (6% on a constant currency basis) to $134.3 million, compared to $128.2 million for the same period last year. Operating income for the fourth quarter totaled $14.5 million (10.8% operating margin), compared to $13.4 million (10.4% operating margin) for the same period last year.

For the full fiscal year, Human Services Segment revenue increased 5% (9% on a constant currency basis) to $513.3 million, compared to $488.1 million for the same period last year. Fiscal 2016 operating income totaled $47.7 million (9.3% operating margin), compared to operating income of $60.2 million (12.3% operating margin) for fiscal 2015.

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The increase in revenue for the fourth quarter and the full year was principally driven by organic growth from the jobactive contract and acquired revenue, which was partially offset by unfavorable foreign currency translation. As expected operating margins for the fourth quarter improved over the same period last year due to the expected ramp-up on the jobactive contract which commenced on July 1, 2015 and was unprofitable in the fourth quarter of 2015. For full fiscal year 2016, operating margins were lower compared to fiscal year 2015 principally due to start-up costs related to the aforementioned ramp-up of the jobactive contract.

Backlog, Sales and Pipeline
Backlog was $4.0 billion at September 30, 2016 and reflects the expected lower backlog from certain large performance-based contracts such as the Health Assessment Advisory Service. Year-to-date signed contract awards at September 30, 2016 totaled $2.1 billion. New contracts pending (awarded but unsigned) totaled $150 million.

The sales pipeline at September 30, 2016 was $4.3 billion (comprising approximately $2.0 billion in proposals pending, $150 million in proposals in preparation, and $2.1 billion in opportunities tracking). The Company’s sales pipeline only reflects those opportunities where MAXIMUS expects the request for proposal will be released within the next six months. This compares to a pipeline of $3.2 billion for the same period last year.

Balance Sheet and Cash Flows
Cash and cash equivalents at September 30, 2016 totaled $66.2 million. For the fourth quarter of fiscal year 2016, cash provided by operating activities totaled $71.9 million, with free cash flow of $59.6 million. For the fiscal year 2016, cash provided by operating activities totaled $180.0 million, with free cash flow of $133.6 million.

At September 30, 2016, days sales outstanding (DSO) were within the Company’s expected range at 70, compared to 67 for the third quarter of fiscal year 2016. DSO increased on a sequential basis due to a payment delay from a large contract. This delay accounted for five DSO and subsequent to quarter close, MAXIMUS collected the outstanding receivables.

On August 31, 2016, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On October 19, 2016, the Company announced a $0.045 per share cash dividend, payable on November 30, 2016 to shareholders of record on November 15, 2016.

For the full fiscal year, MAXIMUS repurchased approximately 587,000 shares for $31.3 million (a weighted average price of $53.39). Subsequent to September 30, 2016 through November 8, the Company repurchased approximately 243,000 additional shares of stock for $12.8 million (a weighted average price of $52.84). As of November 8, 2016, the Company estimates that it has $124 million available for repurchases under its Board-authorized share repurchase program.

Outlook
MAXIMUS is establishing fiscal year 2017 guidance. The Company expects fiscal year 2017 revenue to range between $2.475 billion and $2.550 billion. This revenue guidance includes unfavorable impacts of approximately $110 million, comprised of approximately $50 million related to the weakening of the British Pound, approximately $20 million related to a certain contract that the Company opted not to rebid, and approximately $40 million tied to a large health care contract in the Federal Services Segment where volumes are lower as the client evaluates the long-term plans for the future program.

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For fiscal year 2017, The Company expects GAAP diluted earnings per share guidance to range between $2.90 and $3.10. Approximately 93% of the Company's fiscal year 2017 forecasted revenue is in the form of backlog, option periods or extensions.

Richard Montoni, Chief Executive Officer of MAXIMUS, commented, "We are pleased to deliver double-digit revenue and earnings growth for fiscal 2016, and we look for fiscal 2017 to be another year of growth, top and bottom line. With a robust pipeline of $4.3 billion, of which approximately 60% is new work, our business development teams are keenly focused on winning new business and cultivating new longer-term opportunities. With aging populations, rising caseloads and the need for governments to do more with less, we firmly believe that macro demand trends will remain in our favor for years to come."

Accounting Standards Update to be Adopted in Fiscal Year 2017
The Company will adopt ASU No. 2016-09, Stock Compensation, Improvements to Employee Share-Based Payment Accounting in fiscal year 2017. This standard requires companies to record the income tax benefit or expense related to the exercising of stock options and the vesting of restricted stock units (RSUs) as a reduction to the provision for income taxes. The amount of the benefit depends on the Company's stock price on the exercise or vesting date. The benefit to MAXIMUS will be recorded principally in the fourth quarter of the fiscal year. During fiscal year 2016, this was directly recorded as an increase to stockholders' equity as required by the current rules in effect.

Website Presentation, Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, November 10, 2016, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at
http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through November 24, 2016 by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13623294

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 18,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia and the United Kingdom. For more information, visit maximus.com.

Non-GAAP and Other Measures
This release refers to non-GAAP financial measures, including adjusted diluted earnings per share, free cash flow, constant currency and days sales outstanding.

We have provided a reconciliation of free cash flow to cash provided by operating activities. We believe that free cash flow is a useful basis for investors to compare our performance across periods or against our competitors. Free cash flow shows the effects of the Company’s operations and routine capital expenditure

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions.

To provide constant currency information, we calculate fiscal year 2016 revenue for all international businesses using the exchange rates used in the comparative period in fiscal year 2015. We believe constant currency provides a useful basis for assessing the performance of the business excluding the unpredictable effects of foreign exchange fluctuations.

Days sales outstanding, or DSO, is a measure of how efficiently we manage the billing and collection of our receivable balances. We calculate DSO by dividing billed and unbilled receivable balances at the end of each quarter by revenue per day for the period. Revenue per day for a quarter is determined by dividing total revenue by 91 days.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operating activities, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

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MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$623,091	$578,683	$2,403,360	$2,099,821
Cost of revenue	470,161	453,376	1,841,169	1,587,104
Gross profit	152,930	125,307	562,191	512,717
Less:
Selling, general and administrative expenses	68,343	60,442	268,259	238,792
Amortization of intangible assets	3,449	3,166	13,377	9,348
Acquisition-related expenses	257	172	832	4,745
Add:
Gain on sale of a business	427	—	6,880	—
Operating income	81,308	61,527	286,603	259,832
Less:
Interest expense	843	709	4,134	1,398
Add:
Other income, net	97	257	3,499	1,385
Income before income taxes	80,562	61,075	285,968	259,819
Provision for income taxes	29,375	24,663	105,808	99,770
Net income	51,187	36,412	180,160	160,049
Income attributable to noncontrolling interests	444	975	1,798	2,277
Net income attributable to MAXIMUS	$50,743	$35,437	$178,362	$157,772
Basic earnings per share attributable to MAXIMUS	$0.77	$0.53	$2.71	$2.37
Diluted earnings per share attributable to MAXIMUS	$0.77	$0.53	$2.69	$2.35
Dividends paid per share	$0.045	$0.045	$0.18	$0.18
Weighted average shares outstanding:
Basic	65,778	66,466	65,822	66,682
Diluted	66,294	67,133	66,229	67,275

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MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,199	$74,672
Accounts receivable — billed and billable, net of reserves of $4,226 and $3,385	444,357	396,177
Accounts receivable — unbilled	36,433	30,929
Income taxes receivable	17,273	7,310
Prepaid expenses and other current assets	56,718	52,819
Total current assets	620,980	561,907
Property and equipment, net	131,569	137,830
Capitalized software, net	30,139	32,483
Goodwill	397,558	376,302
Intangible assets, net	109,027	102,358
Deferred contract costs, net	18,182	19,126
Deferred compensation plan assets	23,307	19,310
Deferred income taxes	8,644	11,058
Other assets	9,413	11,184
Total assets	$1,348,819	$1,271,558
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$150,711	$155,411
Accrued compensation and benefits	96,480	99,700
Deferred revenue	73,692	77,642
Income taxes payable	7,979	11,709
Long-term debt, current portion	277	356
Other liabilities	11,617	11,562
Total current liabilities	340,756	356,380
Deferred revenue, less current portion	40,007	52,954
Deferred income taxes	16,813	6,546
Long-term debt	165,338	210,618
Deferred compensation plan liabilities, less current portion	24,012	20,635
Other liabilities	8,753	8,726
Total liabilities	595,679	655,859
Commitments and contingencies
Shareholders’ equity:
Common stock	461,679	446,132
Accumulated other comprehensive income	(36,169)	(22,365)
Retained earnings	323,571	188,611
Total MAXIMUS shareholders’ equity	749,081	612,378
Noncontrolling interests	4,059	3,321
Total equity	753,140	615,699
Total liabilities and equity	$1,348,819	$1,271,558

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MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$51,187	$36,412	$180,160	$160,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, equipment and capitalized software	19,158	9,232	58,404	46,849
Amortization of intangible assets	3,449	3,166	13,377	9,348
Deferred income taxes	7,399	9,728	5,652	807
Stock compensation expense	4,933	4,452	18,751	17,237
Gain on sale of a business	(427)	—	(6,880)	—
Changes in assets and liabilities, net of effects of business combinations:
Accounts receivable — billed and billable	(24,517)	(22,344)	(51,986)	(103,774)
Accounts receivable — unbilled	(34)	(3,120)	(5,590)	(911)
Prepaid expenses and other current assets	(6,405)	(2,979)	(2,027)	(6,475)
Deferred contract costs	(1,354)	145	(398)	(7,245)
Accounts payable and accrued liabilities	18,246	(713)	(2,371)	44,351
Accrued compensation and benefits	9,105	1,389	(869)	(3,157)
Deferred revenue	42	15,524	(11,661)	47,948
Income taxes	(12,160)	(28,342)	(13,125)	9,134
Other assets and liabilities	3,272	2,687	(1,411)	(7,944)
Cash provided by operating activities	71,894	25,237	180,026	206,217

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	85	400	(46,651)	(289,212)
Purchases of property and equipment and capitalized software costs	(12,288)	(31,982)	(46,391)	(105,149)
Proceeds from the sale of a business	—	—	5,515	—
Other	43	83	424	489
Cash used in investing activities	(12,160)	(31,499)	(87,103)	(393,872)

Cash flows from financing activities:
Cash dividends paid	(2,921)	(2,961)	(11,701)	(11,852)
Repurchases of common stock	—	(50,171)	(33,335)	(82,787)
Stock compensation tax benefit	5,172	10,682	5,172	9,474
Tax withholding related to RSU vesting	(17)	—	(11,614)	(12,451)
Stock option exercises	341	347	546	868
Borrowings under credit facility	10,000	75,000	149,823	330,993
Repayment under credit facility	(55,383)	(31,499)	(195,200)	(121,611)
Other	—	—	(533)	(75)
Costs for expansion of credit facility	—	—	—	(1,444)
Cash (used in)/provided by financing activities	(42,808)	1,398	(96,842)	111,115

Effect of exchange rate changes on cash	(1,336)	(2,341)	(4,554)	(6,900)

Net (decrease)/increase in cash and cash equivalents	15,590	(7,205)	(8,473)	(83,440)

Cash and cash equivalents, beginning of period	50,609	81,877	74,672	158,112

Cash and cash equivalents, end of period	$66,199	$74,672	$66,199	$74,672

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MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)

	Three Months Ended September 30,				Twelve Months Ended September 30,
	2016	% (1)	2015	% (1)	2016	% (1)	2015	% (1)
	(Unaudited)		(Unaudited)		(Unaudited)
Revenue:
Health Services	$342,135	100%	$296,201	100%	$1,298,304	100%	$1,109,238	100%
U.S. Federal Services	146,651	100%	154,279	100%	591,728	100%	502,484	100%
Human Services	134,305	100%	128,203	100%	513,328	100%	488,099	100%
Total	$623,091	100%	$578,683	100%	$2,403,360	100%	$2,099,821	100%

Gross Profit:
Health Services	$80,717	23.6%	$54,575	18.4%	$292,181	22.5%	$254,108	22.9%
U.S. Federal Services	37,529	25.6%	36,284	23.5%	138,168	23.3%	118,646	23.6%
Human Services	34,684	25.8%	34,448	26.9%	131,842	25.7%	139,963	28.7%
Total	$152,930	24.5%	$125,307	21.7%	$562,191	23.4%	$512,717	24.4%

Selling, general and administrative expense:
Health Services	$29,843	8.7%	$24,068	8.1%	$107,155	8.3%	$99,815	9.0%
U.S. Federal Services	18,971	12.9%	15,381	10.0%	74,792	12.6%	59,252	11.8%
Human Services	20,151	15.0%	21,095	16.5%	84,157	16.4%	79,719	16.3%
Other	(622)	NM	(102)	NM	2,155	NM	6	NM
Total	$68,343	11.0%	$60,442	10.4%	$268,259	11.2%	$238,792	11.4%

Operating income:
Health Services	$50,874	14.9%	$30,507	10.3%	$185,026	14.3%	$154,293	13.9%
U.S. Federal Services	18,558	12.7%	20,903	13.5%	63,376	10.7%	59,394	11.8%
Human Services	14,533	10.8%	13,353	10.4%	47,685	9.3%	60,244	12.3%
Amortization of intangible assets	(3,449)	NM	(3,166)	NM	(13,377)	NM	(9,348)	NM
Acquisition-related expenses (2)	(257)	NM	(172)	NM	(832)	NM	(4,745)	NM
Gain on sale of a business	427	NM	—	NM	6,880	NM	—	NM
Other (3)	622	NM	102	NM	(2,155)	NM	(6)	NM
Total	$81,308	13.0%	$61,527	10.6%	$286,603	11.9%	$259,832	12.4%

(1)    Percentage of respective segment revenue. Percentages considered not meaningful are marked “NM.”

(2)
Acquisition-related expenses are costs directly incurred from the purchases of Assessments Australia in the first quarter of fiscal year 2016, the purchase of Ascend in the second quarter of fiscal year 2016 and the purchases of Acentia and Remploy in fiscal year 2015, as well as other transaction-related activity.

(3)	"Other" relates to a litigation matter from fiscal year 2014.

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MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Cash provided by operating activities	$71,894	$25,237	$180,026	$206,217
Purchases of property and equipment and capitalized software costs	(12,288)	(31,982)	(46,391)	(105,149)
Free cash flow	$59,606	$(6,745)	$133,635	$101,068

-XXX-

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